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EXHIBIT 99.1

Factors Affecting Future Financial Results

Statement Regarding Forward-Looking Disclosure and Risk Factors

        Certain sections of this Quarterly Report on Form 10-Q may contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our expectations or beliefs concerning future events.

        Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "plans," "anticipates," "estimates," "expects" or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our Company, economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

        Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to those discussed below and elsewhere in this Quarterly Report on Form 10-Q.

We may be unable to sustain comparable store sales growth.

        Growth in our business depends, in part, on our ability to sustain comparable store sales growth. We use the term "comparable store sales" to refer to sales in stores that were open for at least 14 full fiscal months. A variety of factors affect comparable store sales results, including changes in fashion trends, changes in our merchandise mix, calendar shifts of holiday periods, actions of competitors, weather conditions and general economic conditions. Our comparable store sales results have fluctuated significantly in the past, and we cannot assure you that comparable store sales will not decline in the future.

Our profitability depends on our ability to anticipate and react to new trends.

        Our profitability depends largely on our ability to anticipate the changing fashion tastes of our customers and to respond to those changing tastes in a timely manner. The fashion tastes of our customers change frequently, and if we fail to anticipate, identify or react appropriately to changing styles, trends or brand preferences of our customers, we may experience lower sales, excess inventories and more frequent markdowns, which could have a material adverse effect on our business. In addition, if we misjudge fashion trends, our image with our customers may be significantly impaired, and our customers might cease to purchase additional merchandise from us in the future. This is particularly acute, because we rely on a limited demographic for a large percentage of our sales.

        Our sales and profitability also depend upon the continued demand by our customers for fashionable, casual apparel. Demand for our merchandise could be negatively affected by shifts in consumer discretionary spending to other goods such as electronic equipment, computers and music, for example. If the demand for apparel and related merchandise were to decline, our financial results would be adversely affected by any resulting decline in sales.

We compete with other retailers for sales and locations.

        The women's retail apparel industry is highly competitive, with fashion, quality, price, location, in-store environment and service being the principal competitive factors. We compete for sales with specialty apparel retailers, department stores and certain other apparel retailers, including Charlotte Russe, Gadzooks, Pacific Sunwear, Forever 21, Express, bebe, Rampage and Limited Too. We also compete for favorable site locations and lease terms in shopping malls. Many of our competitors are large national chains, which have substantially greater financial, marketing and other resources than we do. While we believe we compete effectively for sales and for favorable site locations and lease terms, competition for prime locations within malls, in particular, and within other locations is intense and we cannot assure you that we will be able to obtain new locations on terms favorable to us, if at all.

Because of the importance of our brand names, we may lose market share to our competitors if we fail to adequately protect our intellectual property rights.

        We believe that our trademarks and other proprietary rights are important to our success. We have registered trademarks for Wet Seal, Contempo Casuals and Zutopia, and have applied for a registration for Arden B. Even though we take actions to establish and protect our trademarks and other proprietary rights, we cannot assure you that others will not imitate our products or infringe on our intellectual property rights. In addition, we cannot assure you that others will not resist or seek to block the sale of our products as violative of their trademarks and proprietary rights. If we are required to stop using any of our registered or non-registered marks, our sales could decline and our business and results of operations could be adversely affected.

Our business is affected by local, regional and national economic conditions.

        Our business is sensitive to consumer spending patterns and preferences. Various economic conditions affect the level of spending on the merchandise we offer, including general business conditions, interest rates, taxation, the availability of consumer credit and consumer confidence in future economic conditions. Our growth, sales and profitability may be adversely affected by unfavorable occurrences in these economic conditions on a local, regional or national level. We are especially affected by economic conditions in California, where approximately 16% of our stores are located.

        Most of our stores are located in regional shopping malls. We derive sales, in part, from the high volume of traffic in these malls. The inability of mall "anchor" tenants and other area attractions to generate consumer traffic around our stores, or the decline in popularity of malls as shopping destinations would reduce our sales volume.

Our success depends upon the performance of our senior management and our ability to attract and retain key management personnel.

        Our Company's success depends, to a significant extent, upon the performance of our senior management particularly personnel engaged in merchandising and store operations. Our success also depends, in part, on our ability to identify, hire and retain additional key management personnel. Competition for qualified personnel in the retail apparel industry is intense, and we cannot assure you that we will be able to identify, hire or retain the key personnel necessary to grow and operate our business as currently contemplated.

We may experience disruption in receiving our import receipts on a timely basis.

        The work slow down threatened by longshoremen may slow import receipts into our distribution center.

Increases in Federal and state minimum wage laws could increase our expenses.

        Statutory increases in Federal and state minimum wages could adversely affect our profitability by increasing our expenses. Recently, California, Massachusetts and Washington each increased their state minimum wages above the Federal minimum. We operated a total of 119 stores in those states as of August 3, 2002. The recent state increases and any other future Federal or state increases could raise minimum wages above the current wages of some of our employees, and competitive factors could require us to make corresponding increases in employee wage rates. Increases in our wage rates increases our expenses, which could adversely affect our results of operations.

We must increase our regional and demographic scope to continue the growth of our business.

        Our Company has historically expanded by opening new stores, remodeling existing stores and acquiring other store locations or businesses that complement and enhance our operations. From time to time we have created new retail concepts such as Arden B. There can be no assurance that these new fashion businesses will gain consumer acceptance or ultimately be successful. Our ability to open stores and the performance of newly opened stores depends upon several factors, including among others, our ability to:

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  locate and obtain favorable store sites;

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  negotiate acceptable lease terms;

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  obtain adequate supplies of merchandise; and

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  hire and train qualified management level and other employees.

        Our ability to complement and enhance our operations through acquisitions depends on our ability to integrate the new business, its management, systems and relationships into our Company. This type of integration is often very difficult and may not be successful. Although we are not currently planning any acquisitions, our inability to integrate future acquisitions into our corporate structure could adversely affect our results of operations.

        Additionally, in an effort to further increase our demographic and geographic scope and to build brand awareness, we plan to launch a new Wet Seal catalog in the fall of fiscal 2002 and to implement a proprietary credit card in conjunction with a large financial institution in the spring of fiscal 2003. We cannot assure you that we will be able to launch the Wet Seal catalog or the new credit card on time, or at all, or that once launched, the catalog or the credit card will be effective in increasing our brand awareness or demographic or geographic scope.

Our business is seasonal in nature.

        The retail apparel industry is highly seasonal. We generate our highest levels of sales during the Christmas season, which begins the week of Thanksgiving and ends the first Saturday after Christmas, and the "back to school" season, which begins the last week of July and ends the first week of September. Our profitability depends, to a significant degree, on the sales generated during these peak periods. Any decrease in sales or margins during these periods, whether as a result of economic conditions, poor weather or other factors beyond our control, could have a material adverse effect on our Company.

We depend on key vendors to supply us with merchandise for our stores.

        Our business depends on our ability to purchase current season apparel in sufficient quantities at competitive prices. The inability or failure of our key vendors to supply us with adequate quantities of desired merchandise, the loss of one or more key vendors or a material change in our current purchase terms could adversely affect our business. We have no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. We cannot assure you that we will be able to acquire desired merchandise in sufficient quantities or on terms acceptable to us in the future.

We depend on a single distribution facility.

        Our distribution functions for all of our stores are handled from a single, leased facility in Foothill Ranch, California. Any significant interruption in the operation of the distribution facility due to natural disasters, accidents, system failures or other unforeseen causes could delay or impair our ability to distribute merchandise to our stores, which could cause our sales to decline.

We do not authenticate the license rights of our suppliers.

        We purchase merchandise from a number of vendors who hold manufacturing and distribution rights under the terms of license agreements. We generally rely upon each vendor's representation concerning those manufacturing and distribution rights and do not independently verify whether each vendor legally holds adequate rights to the licensed properties they are manufacturing or distributing. If we acquire unlicensed merchandise, we could be obligated to remove it from our stores, incur costs associated with destruction of the merchandise if the vendor is unwilling or unable to reimburse us, and be subject to liability under various civil and criminal causes of action. The occurrence of any of these events could adversely affect our financial condition and results of operations.

We experience business risks as a result of the catalog and internet business.

        We compete with catalog and internet businesses that handle similar lines of merchandise. These competitors have certain advantages, including the inapplicability of sales tax and the absence of retail real estate and related costs. As a result, increased catalog and internet sales by our competitors could result in increased price competition and decreased margins.

        We operate an internet site where customers can purchase our merchandise on-line at "www.wetseal.com". This internet address is provided for informational purposes only and is not intended to be usable as a hyperlink. The information at this internet address is not a part of this filing. Our internet operations are subject to numerous risks, including:

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  reliance on an independent fulfillment center

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  diversion of sales from our retail stores; and

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  online security breaches and/or credit card fraud.

        Our inability to effectively address these factors could affect the profitability of our internet business, and we cannot assure you that we will be able to compete successfully through our internet business.

We are subject to risks associated with our international operations.

        A significant portion of our products are manufactured outside the United States. As a result of our international operations, we are subject to additional risks. For example, we cannot predict whether any of the foreign countries in which our products are currently manufactured or any of the countries in which we may manufacture our products in the future will be subject to future or increased import restrictions by the U.S. government, including the likelihood, type or effect of any trade restrictions. Trade restrictions, including increased tariffs or quotas, against apparel, footwear or other items sold by us could affect the importation of such merchandise generally and could increase the cost or reduce the supply of merchandise available to us and adversely affect our business, financial condition, results of operations and liquidity. Furthermore, our merchandise flow may be adversely affected by the financial or political instability in any of the countries in which our goods are manufactured or by significant fluctuations in the value of the U.S. dollar against foreign currencies or restrictions on the transfer of funds. If our merchandise flow is negatively impacted as a result of any of the risks associated with our international operations, our sales could decline.

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Factors Affecting Future Financial Results